Exhibit 16.1

T (858) 627-1400 F (858) 627-1401 ________ 4747 Executive Drive Suite 1300 San Diego, CA 92121

June 7, 2019

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 7, 2019, to be filed by our former client, Stellar Biotechnologies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

San Diego, California

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